Exhibit 99.1

Higher One Holdings, Inc. Announces Sale of Campus Labs

Higher One to Receive Gross Proceeds of $91 Million

New Haven, CT – October 19, 2015 – Higher One Holdings, Inc. (NYSE: ONE), today, announced that, on October 14, 2015, it reached an agreement to sell its Campus Labs data analytics business to an affiliate of Leeds Equity Partners for a gross purchase price of $91 million cash. This purchase price is subject to certain closing adjustments including adjustments for working capital. The working capital adjustments will be determined at the time of closing, but may reduce the purchase price by $5 million to $7 million. The transaction is subject to necessary government, regulatory and creditor approvals and is expected to close by the end of November 2015.

Campus Labs provides a software platform for colleges and universities to make data-driven, strategic decisions ranging from accreditation to student retention to effective operations.

“We acquired Campus Labs in 2012 to broaden our relationships on college and university campuses as well as bring our existing products and services to the Campus Labs client base. And while we have helped that business grow and appreciate in value for the last three years, Higher One’s prevailing expertise lies in serving the business office. We believe selling the Campus Labs business is the best way to further unlock the value of that asset,” said Marc Sheinbaum, President and Chief Executive Officer of Higher One. “Additionally, this sale provides the Company with the financial flexibility to address current and future obligations and to strengthen our balance sheet."

Since acquiring Campus Labs in 2012, Higher One has grown its revenue at approximately a 21 percent compounded annual growth rate. From the expected close through the end of the year, Higher One projected a contribution of $1.5 million of revenue and $0.01 of adjusted EPS from the data analytics line of business.

Before reaching an agreement with Leeds Equity Partners, the Company’s financial advisor conducted a thorough sale process in which over 30 parties were contacted, including both strategic players in the industry and financial sponsors. Raymond James served as the financial advisor and Wiggin and Dana LLP served as legal counsel to Higher One on the sale. Cleary Gottlieb Steen & Hamilton LLP advised the Board of Directors of Higher One on the transaction.

About Higher One Holdings, Inc.
Higher One (NYSE: ONE) partners with colleges and universities to lower their administrative costs and to improve graduation rates. We provide a broad array of payment, refund disbursement and data analytics and management tools to institutions that help them save money and enhance institutional effectiveness. And for students, we offer financial literacy programs and convenient, flexible and affordable transaction options to help them manage their finances. Higher One’s products and services support more than 1,900 schools and approximately 13 million enrolled students. More information about Higher One can be found at www.higherone.com.

###

Contact:
Higher One Holdings, Inc.
Patrick Pearson

Director

Corporate Development & Investor Relations

t: 203.776.7776 ext 4421

ppearson@higherone.com